Exhibit 99.1

Ed Kinney / Amy Immerfall

Marriott Vacations Worldwide

407.206.6278 / 407.513.6968

ed.kinney@mvwc.com /

amy.immerfall@mvwc.com

Robert Miller, Timeshare Company’s Founder, to Retire from Marriott Vacations Worldwide

ORLANDO, Fla. – December 12, 2012 – Marriott Vacations Worldwide (NYSE: VAC) announced today that Robert (Bob) A. Miller, executive vice president and chief operating officer for the company’s International region, will retire by the end of this year. Lee Cunningham, a 30-year Marriott veteran who currently serves as the executive vice president and chief operating officer for North America and the Caribbean regions, will take on Miller’s responsibilities for the International region upon his retirement.

A 35-year industry veteran, Miller started his career in 1978 with the co-founding of American Resorts Corporation which was purchased by Marriott International, Inc. in 1984. The new division launched Marriott as the first branded hospitality company to enter the timeshare industry by more than a decade.

“Bob leaves an impressive legacy,” said Stephen P. Weisz, president and chief executive officer for Marriott Vacations Worldwide. “His leadership in the early formation of the industry helped structure important legislation and consumer regulations that created a platform on which the industry would grow. We will miss his wise counsel but his contributions toward the success of our company will never be forgotten.”

Miller came on board with Marriott when it acquired American Resorts, where he was the president and chief operating officer. He served as president for the timeshare division until 1996 and grew the business from $5.4 million to nearly $258 million during that time and also led the Marriott Golf business.

Throughout his career, Miller has been an active member of the vacation ownership industry. He was a member of the board of directors for Interval International for more than five years. He has also played a key role in the American Resort Development Association (ARDA) by serving as its treasurer in 1997, and then as chairman from 1998 – 2001. He is currently a member of the executive committee and the board of directors, as well as chairman of the ARDA International Foundation. In 1991, he was named ARDA’s Resort Industry Executive of the Year, due to his enduring efforts to bring the segment to the forefront of the hospitality industry, and in 2005, received ARDA’s ACE Lifetime Achievement Award. He is a frequent guest speaker at both national and international resort development conferences.

About Marriott Vacations Worldwide Corporation

Marriott Vacations Worldwide Corporation is the leading global pure-play vacation ownership company. Through a spin-off in late 2011, Marriott Vacations Worldwide was established as an independent, public company focusing primarily on vacation ownership experiences. Since entering the industry in 1984 as part of Marriott International, Inc., the company earned its position as a leader and innovator in vacation ownership products. The company preserves high standards of excellence in serving its customers, investors and associates while maintaining a long-term relationship with Marriott International. Marriott Vacations Worldwide offers a diverse portfolio of quality products, programs and management expertise with more than 60 resorts and more than 420,000 Owners and Members. Its brands include: Marriott Vacation Club, The Ritz-Carlton Destination Club and Grand Residences by Marriott. For more information, please visit www.marriottvacationsworldwide.com.

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